SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D. C. 20549


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                                  FORM 8-K

                               CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF

                    THE SECURITIES EXCHANGE ACT OF 1934

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Date of Report (Date of Earliest Event Reported):  May 3, 1999


                         NATIONAL BANKSHARES, INC.
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           (Exact name of Registrant as specified in its charter)


  Virginia               0-15204                          54-1375874
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 (State or other         (Commission                      (IRS Employer
jurisdiction of          File Number)                   Identification No.)
incorporation)


          P.O. Box 90002
          Blacksburg, Virginia                              24062-9002
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     (Address of principal executive offices)               (Zip Code)



Registrant's telephone number, including area code: (540) 552-2011




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Item 5    Other Events
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     National Bankshares, Inc.,  today announced  that its  March 15,  1999
Stock Tender Offer was successfully concluded as scheduled at 5:00 P.M. Eastern Daylight Time, on Friday, April 30, 1999. The company had offered to purchase up to 200,000 shares of its common stock at $28.00 per share. As permitted by the Stock Tender Offer, the company has increased the offer
by  2% of  the total  stock outstanding  to 275,856  shares.   With certain
exceptions for odd-lot stockholders and stockholders who made a conditional tender of shares, the Tender Offer was structured to provide that the company would purchase the tendered shares on a pro-rata basis in the event
of an over-subscription.   National  Bankshares, Inc.  has determined  that
sufficient shares of common stock were properly tendered prior to the close of the Stock Tender Offer that proration of tendered shares will take place. The company is now in process of analyzing the impact of odd-lot and conditional tenders on the proration factor. It is anticipated that the payment for tendered shares will be made in approximately ten business days and that certificates for all tendered shares not purchased will be returned as soon as practicable.






































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